EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the registration statement of Associated Estates Realty Corporation on Form S-8 (File No. 333-27429) of our report dated June 17, 2014 on our audits of the statements of net assets available for benefits as of December 31, 2013 and 2012 and audit of the statement of changes in net assets available for benefits for the year ended December 31, 2013 and supplemental schedule as of December 31, 2013 of The AERC 401(K) Savings Plan and Trust, which report is included in the Annual Report on Form 11-K which is filed with the Securities and Exchange Commission.

/s/ CohnReznick LLP
CohnReznick LLP

Chicago, IL
June 17, 2014